The AllianceBernstein Pooling Portfolios
                          1345 Avenue of the Americas
                            New York, New York 10105


                                                   December 20, 2011


Ms. Deborah O'Neal-Johnson
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

      Re:   The AllianceBernstein Pooling Portfolios
            - AllianceBernstein Global Core Bond Portfolio
            (formerly, AllianceBernstein Intermediate Duration Bond Portfolio) Registration Statement on Form N-1A
            File Nos. 333-120487 and 811-21673
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Dear Ms. O'Neal-Johnson:

      In connection with the Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 19, 2011, and in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 461 thereunder, the undersigned hereby requests that the effective date of the Post-Effective Amendment No. 15 be accelerated so that the Registration Statement may become effective on or before December 31, 2011.

                                        Very truly yours,

                                        The AllianceBernstein Pooling Portfolios


                                             By: /s/Eric Freed
                                                 -------------
                                                 Eric Freed
                                                 Assistant Secretary

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